Exhibit 99.1

FOR IMMEDIATE RELEASE

FAIRMOUNT SANTROL ANNOUNCES THIRD-QUARTER 2015 RESULTS

•	Total Company volumes down 9% sequentially, Proppant Solutions volumes down 8% sequentially, with frac sand volumes down 6% and coated proppant volumes down 25% sequentially

•	Total revenue of $171.0 million, down 23% sequentially

•	Net loss of $46.2 million, or $(0.29) per diluted share, including adjustments of $38.9 million, which are the after-tax effect of restructuring charges and asset impairments and a non-cash tax expense of $28.1 million due to a change in book tax rate

•	Total Adjusted EBITDA of $21.8 million, down 40% sequentially

•	Free cash flow in the quarter of $13.3 million, after capital expenditures of $30.3 million, brings cash balance to $179.5 million at September 30, 2015

CHESTERLAND, Ohio – November 12, 2015 – Fairmount Santrol (NYSE: FMSA) today announced results for the third quarter ended September 30, 2015.

Third-quarter 2015 revenue totaled $171.0 million, down 54% from $373.5 million for the same period in 2014, and down 23% from $221.3 million in the second quarter of 2015. Overall sales volumes were 2.0 million tons for the quarter, compared with 2.6 million tons in the third quarter of 2014 and 2.2 million tons in the second quarter of 2015.

For the third quarter, the Company had a net loss of $46.2 million, or $(0.29) per diluted share, compared with net income of $54.1 million, or $0.32 per diluted share, for the same period a year ago and net income of $14.1 million, or $0.08 per diluted share, in the second quarter of 2015. The Company had a $28.1 million non-cash tax expense in the third quarter. The adjustment is primarily driven by changes to the current and forecasted business levels, the variability of book income (or loss) between quarters, and a proportionately greater impact on taxable income from the statutory percentage depletion allowance. The Company expects to show a cumulative annual tax benefit for the full year 2015.

Adjusted earnings per diluted share were $(0.05), compared with $0.34 for the third quarter of 2014 and $0.02 in the second quarter of 2015. Adjusted earnings per diluted share exclude the after-tax impact of restructuring charges taken in the third quarter of $0.02 per diluted share and the impact of the non-cash tax charge of $0.22 per diluted share. Adjusted EBITDA of $21.8 million was down 81% from the same period a year ago and down 40% sequentially.

Business Segments

Proppant Solutions

Total Proppant Solutions volumes for the third quarter of 2015 were 1.5 million tons, down 25% compared with the prior-year period and down 8% compared with the second quarter of 2015. Raw frac sand volumes were 1.3 million tons, down 15% compared with volumes for the same period a year ago and down 6% sequentially. Coated proppant volumes were 0.15 million tons, down 61% from the prior-year period and down 25% versus the second quarter of 2015.

During the third quarter, the Company experienced an average decline in selling prices of 8% sequentially across all product lines.

Proppant Solutions revenue totaled $141.6 million in the third quarter, a 58% decrease compared with $340.7 million in the same period a year ago and a 25% decrease compared with $188.2 million in the second quarter of 2015.

Adjusted contribution margin for the Proppant Solutions segment decreased to $22.1 million in the third quarter, from $125.1 million in the third quarter of 2014 and $37.8 million in the second quarter of 2015.

Industrial and Recreational Products

Industrial and Recreational revenue was $29.4 million in the third quarter, down 11% from the $32.8 million for the same period a year ago and down 11% from $33.2 million last quarter. Volumes for this segment were 0.57 million tons in the third quarter, down approximately 11% compared with the third quarter a year ago and down 11% from the second quarter of 2015. The sequential reduction was primarily a result of our plant consolidation efforts and reduced demand for metal castings in the oil and gas, agriculture, and mining segments of the foundry market.

Adjusted contribution margin for the Industrial and Recreational segment was $11.0 million versus $10.0 million in the third quarter of 2014 and $11.2 million in the second quarter of 2015.

Management Comments

“As market demand has deteriorated during 2015, pricing has been under pressure for the entire industry, which continued into the third quarter. During this challenging third-quarter pricing environment, we believe that Fairmount Santrol maintained our market share position, which included share gains achieved during the first half of 2015,” said Jenniffer Deckard, President and Chief Executive Officer. “We have achieved these gains in 2015 due to our total proppant solutions approach to providing value to our customers. Our selective matching of market price movements combined with our advantaged logistics and distribution footprint, including a growing unit train capability, are valued by our customers as a way to further reduce their costs and improve their efficiencies. As we continue to bring down our customers’ total cost and their production cost per BOE, we believe we are well-positioned to continue to benefit from an ongoing consolidation of suppliers.”

Ms. Deckard added, “We are continuing to proactively manage through the challenging market conditions by successfully implementing cost reduction initiatives and driving efficiencies throughout our business. These actions are essential for protecting our flexibility in the near term and maintaining our market leadership position in the long term.”

Progress on Key Initiatives

•	Continued focus on cost effectiveness: In the third quarter and into the fourth quarter, Fairmount Santrol continued to consolidate into a more cost-effective footprint. During the first few days of October, the Company idled its sand processing operations in Hager/Bay City, Wisconsin. The Company also reduced work schedules at other facilities during the third quarter to further increase efficiencies. In total, Fairmount Santrol’s actions have enabled the Company to lower average production cost per ton by 14% across all frac sand grades, and by 35% for Northern White raw frac sand, since the end of 2014, despite lower overall volumes and a shift in product mix.

Similarly, the Company has taken further actions to consolidate its coating capacity footprint. In October, the Company idled its resin-coating facility in Cutler, Illinois. The consolidation of higher-cost production capacity this year, along with lower costs for resin, have enabled the Company to reduce the cost per ton of producing its resin-coated products by more than 25% since the end of 2014.

Benefits from the Company’s positive production cost per ton reductions for both raw sand and resin-coated products served to partially offset several adverse factors in the third quarter, including price concessions, lower volumes against which to leverage other fixed costs, and $2.5 million in additional book expense associated with the sale of higher-cost beginning inventories.

Fairmount Santrol has continued to refine and optimize its terminal network to the benefit of both the Company and its customers. At the end of the quarter, the Company opened a new unit train terminal in Tenaha, Texas, expanding its unit train-capable destinations to six, all of which are well-positioned to cost-effectively serve customers. During the quarter, the Company reduced its weighted average terminal operating cost per ton by 6% sequentially, which served to offset a good portion of the $0.9 million of additional rail car costs. In addition, the Company continued to focus on improving its logistics costs and efficiency by shipping more than 50 unit trains, comprising more than 45% of Northern White raw sand volumes shipped in the third quarter.

Fairmount Santrol also continued to reduce SG&A costs in the third quarter by an additional 5% from the previous quarter’s level. Excluding the specific costs associated with restructuring, the Company’s year-to-date SG&A is $61.5 million. The third-quarter annualized adjusted SG&A is $73.3 million, which is a 30% reduction from last year’s total, excluding the costs of its October 2014 initial public offering. The Company expects to implement further cost reduction actions in the fourth quarter.

Through the first nine months of 2015, Fairmount Santrol has recorded restructuring and related charges of $20.2 million in connection with its consolidation and cost reduction efforts. These charges include $6.8 million in future cash obligations for pension and reclamation, $12.4 million associated with asset write-downs and impairments, and $1.0 million in severance costs. The annualized savings in compensation and benefits associated with these reductions are expected to be approximately $21.8 million.

•

Investing in optimally located, low-cost Wedron, Illinois facility: The Company is continuing the expansion of its Wedron, Illinois facility. An additional 3 million tons of capacity is expected to be added in the first half of 2016. The facility provides access to high-quality Northern White frac sand reserves and is optimally located along a Class 1 railway system, which offers low-cost routes into key oil and gas basins. In addition, the Wedron facility has unit train capabilities, which are of growing importance to the Company’s larger customers. Capital expenditures associated with Wedron were $19.7 million in the third quarter.

•	Successful trials of Propel SSPTM continue: During the third quarter, trials of Propel SSP continued to show very positive and compelling results, including a six-well field trial in North Dakota’s Williston basin. In this trial, initial 90-day oil production increased 39% compared with the customer’s offset wells in the same location. In addition, Propel SSP was found to have simplified hydraulic fracturing operations by reducing fluid additive consumption by 77% and pump time by 14%. The trial also showed that Propel SSP increased efficiency by not requiring fluid heating at 35° F and above.

•	Managing debt structure and liquidity: In addition to previously extending $161 million of the Company’s B1 term loan from its original maturity date of March 2017 to the revised maturity date of September 2019, Fairmount Santrol worked proactively with its lenders in the third quarter to amend its revolving credit facility, including its leverage covenant, which is the sole financial covenant in its credit facility structure and is only measured if the revolver is drawn in excess of $31 million. The Company executed the changes in order to incorporate additional flexibility as part of its planning initiatives in light of ongoing market uncertainties. As of September 30, 2015, the Company had $28.5 million of unused availability under its revolver, providing total liquidity with cash on-hand of $200.1 million.

Balance Sheet and Other Information

Cash and cash equivalents totaled $179.5 million as of September 30, 2015, and total debt was $1.24 billion compared with $1.25 billion at the end of 2014.

Through the first nine months of the year, the Company’s capital expenditures totaled $91.5 million, with most of the spending associated with the expansion of the Company’s lower-cost Wedron, Illinois sand processing facility. Capital expenditures during the third quarter were $30.3 million. For the full-year 2015, total capital expenditures are estimated to be $95 million to $100 million.

The Company generated free cash flow after capital expenditures of $13.3 million during the third quarter and $125.6 million during the first nine months of 2015.

Outlook

Due to ongoing uncertainty in the oil and gas markets, the Company is continuing to suspend earnings guidance.

Definition and Use of Certain GAAP and Non-GAAP Financial Measures

We define EBITDA as net income before interest expense, income tax expense, depreciation, depletion and amortization. We define Adjusted EBITDA as EBITDA before non-cash stock-based compensation, management fees and reimbursement of expenses to sponsor, transaction expenses, impairment of assets, loss on extinguishment of debt, gain or loss on disposal of assets, and certain other non-cash income or expenses. Management believes EBITDA and Adjusted EBITDA are useful because they allow management to more effectively evaluate our operating performance and compare the results of our operations from period to period without regard to our financing methods or capital structure.

We define segment contribution margin as total revenues less the cost of goods sold to produce and deliver the products of each segment and less selling, general & administrative expenses that are directly attributable to each segment. The definition excludes certain corporate costs not associated with the operations of the segment.

Conference Call

Fairmount Santrol will host a conference call and live webcast for analysts and investors today, November 12, at 10 a.m. Eastern Time to discuss the Company’s 2015 third-quarter financial results. Investors are invited to listen to a live audio webcast of the conference call by visiting the Investor Relations section of the Company’s website, FairmountSantrol.com. The webcast will be archived on the website following the call. The call also can be accessed live by dialing (877) 201-0168 or, for international callers, (647) 788-4901. The passcode for the call is 46344149. A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056 or (404) 537-3406. The passcode for the replay is 46344149. The replay of the call will be available through November 19, 2015.

About Fairmount Santrol

Fairmount Santrol is a leading provider of high-performance sand and sand-based products used by oil and gas exploration and production companies to enhance the productivity of their wells. The Company also provides high-quality products, strong technical leadership and applications knowledge to end users in the foundry, building products, water filtration, glass, and sports and recreation markets. Its global logistics capabilities include a wide-ranging network of distribution terminals and thousands of rail cars that allow the Company to effectively serve customers wherever they operate. As one of the nation’s longest continuously operating mining organizations, Fairmount Santrol has developed a strong commitment to all three pillars of sustainable development, People, Planet and Prosperity. Correspondingly, the Company’s motto and action orientation is: “Do Good. Do Well.” For more information, visit FairmountSantrol.com.

Investor contact:

Sharon Van Zeeland

440-279-0204

Sharon.VanZeeland@fairmountsantrol.com

Media contact:

Kristin Lewis

440-279-0245

Kristin.Lewis@fairmountsantrol.com

Cautionary Statement Concerning Forward-Looking Statements

Certain statements contained in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the Company’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include: changes in prevailing economic conditions, including continuing pressure on and fluctuations in demand for, and pricing of, our products; possible adverse effects of being leveraged, including interest rate, event of default or refinancing risks, as well as potentially limiting the Company’s ability to invest in certain market opportunities; our ability to successfully develop and market new products, including Propel SSP™; our rights and ability to mine our property and our renewal or receipt of the required permits and approvals from government authorities and other third parties; our ability to implement capacity expansion plans within our time and budgetary parameters; increasing costs or a lack of dependability or availability of transportation services or infrastructure and geographic shifts in demand; changing legislative and regulatory initiatives relating to our business, including environmental, mining, health and safety, licensing, reclamation and other regulation relating to hydraulic fracturing (and changes in their enforcement and interpretation); silica-related health issues and corresponding litigation; seasonal and severe weather conditions; and other operating risks that are beyond our control.

Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, the Company does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for the Company to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Fairmount Santrol Holdings Inc.’s filings with the Securities and Exchange Commission (“SEC”). The risk factors and other factors noted in our filings with the SEC could cause our actual results to differ materially from those contained in any forward-looking statement.

Fairmount Santrol

Condensed Consolidated Statements of Income

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except share and per share amounts)		(in thousands, except share and per share amounts)
Revenue	$170,950	$373,479	$693,763	$1,002,702
Cost of sales (excluding depreciation, depletion, amortization, and stock compensation expense shown separately)	131,679	228,583	499,357	630,885
Operating expenses
Selling, general and administrative expenses	18,314	29,954	61,538	79,122
Depreciation, depletion and amortization expense	15,260	15,270	47,759	42,792
Stock compensation expense	2,679	4,361	7,180	8,674
Restructuring charges	4,453	—	19,601	—
Other operating expense (income)	(878)	940	(278)	612

Income (loss) from operations	(557)	94,371	58,606	240,617
Interest expense, net	15,963	16,567	46,165	51,045
Other non-operating expense	1,492	2,206	1,492	2,747

Income (loss) before provision for income taxes	(18,012)	75,598	10,949	186,825
Provision for income taxes	28,117	21,436	12,057	53,848

Net income (loss)	(46,129)	54,162	(1,108)	132,977
Less: Net income attributable to the non-controlling interest	71	85	196	440

Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(46,200)	$54,077	$(1,304)	$132,537

Earnings per share
Basic	$(0.29)	$0.34	$(0.01)	$0.84
Diluted	$(0.29)	$0.32	$(0.01)	$0.80
Weighted average number of shares outstanding
Basic	161,413,045	158,049,782	161,240,545	157,072,622
Diluted	161,413,045	166,911,474	161,240,545	166,035,260

Fairmount Santrol

Condensed Consolidated Statements of Cash Flows

(unaudited)

	Nine Months Ended September 30,
	2015	2014
	(in thousands, except per share amounts)
Net income (loss)	$(1,108)	$132,977
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and depletion	44,355	38,827
Amortization	8,586	8,808
Write-off of deferred financing costs	864	—
Write-off and impairment of intangibles and long-lived assets	8,129	—
Inventory reserve adjustment	(83)	—
(Gain) loss on sale of fixed assets	424	(1,067)
Unrealized loss on interest rate swaps	48	197
Deferred income taxes	4,417	—
Stock compensation expense	7,180	8,674
Change in operating assets and liabilities, net of acquired balances:
Accounts receivable	114,818	(87,247)
Inventories	54,764	(12,181)
Prepaid expenses and other assets	11,741	5,241
Accounts payable	(37,028)	8,937
Accrued expenses	20	27,522

Net cash provided by operating activities	217,127	130,688

Cash flows from investing activities
Proceeds from sale of fixed assets	—	1,328
Capital expenditures	(91,548)	(87,746)

Net cash used in investing activities	(91,548)	(86,418)

Cash flows from financing activities
Proceeds from issuance of term loans	—	41,000
Payments on term debt	(10,595)	(9,384)
Change in other long-term debt and capital leases	(5,522)	(3,210)
Proceeds from borrowing on revolving credit facility	—	32,267
Payments on revolving credit facility	—	(73,000)
Settlement of contingent consideration	—	(9,600)
Proceeds from option exercises	1,767	3,079
Purchase of treasury stock	—	(662)
Tax effect of stock options exercised and dividend equivalents	32	5,017
Distributions to non-controlling interest	(219)	(496)
Financing costs	(4,592)	(1,913)

Net cash used in financing activities	(19,129)	(16,902)

Change in cash and cash equivalents related to assets classified as held-for-sale	(3,120)	—
Foreign currency adjustment	(773)	(85)

Increase in cash and cash equivalents	102,557	27,283

Cash and cash equivalents:
Beginning of period	76,923	17,815

End of period	$179,480	$45,098

Fairmount Santrol

Condensed Consolidated Balance Sheets

(unaudited)

	September 30, 2015	December 31, 2014
	(in thousands)
Assets
Current assets
Cash and cash equivalents	$179,480	$76,923
Accounts receivable, net	87,866	206,094
Inventories	75,146	131,613
Deferred income taxes	5,158	5,158
Prepaid expenses and other assets	25,352	40,766
Current assets classified as held-for-sale (includes cash, accounts receivable, deferred income taxes, and property, plant, and equipment)	13,491	—

Total current assets	386,493	460,554
Property, plant and equipment, net	871,241	841,274
Goodwill	84,548	84,677
Intangibles, net	97,366	100,769
Other assets	26,362	26,742

Total assets	$1,466,010	$1,514,016

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$17,197	$17,274
Accounts payable	44,786	88,542
Accrued expenses	35,501	36,025
Current liabilities directly related to current assets classified as held-for-sale (includes accounts payable and accrued expenses)	2,056	—

Total current liabilities	99,540	141,841
Long-term debt	1,224,311	1,235,365
Deferred income taxes	77,466	74,351
Other long-term liabilities	34,308	28,985

Total liabilities	1,435,625	1,480,542
Equity
Common stock	2,391	2,387
Additional paid-in capital	780,863	771,888
Retained earnings	495,875	497,179
Accumulated other comprehensive income (loss)	(22,177)	(12,809)
Treasury stock at cost	(1,227,663)	(1,227,663)
Non-controlling interest	1,096	2,492

Total equity (deficit)	30,385	33,474

Total liabilities and equity	$1,466,010	$1,514,016

Fairmount Santrol

Non-GAAP Financial Measures

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except per share amounts)		(in thousands, except per share amounts)
Reconciliation of adjusted EBITDA
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(46,200)	$54,077	$(1,304)	$132,537
Interest expense, net	15,963	16,567	46,165	51,045
Provision for income taxes	28,117	21,436	12,057	53,848
Depreciation, depletion, and amortization expense	15,260	15,270	47,759	42,792

EBITDA	13,140	107,350	104,677	280,222
Non-cash stock compensation expense(1)	2,679	4,361	7,180	8,674
Management fees & expenses paid to sponsor(2)	—	285	—	826
Loss on disposal of assets(3)	627	1,921	627	1,921
Transaction expenses(4)	—	—	—	638
Impairment of long-lived assets(5)	2,336	—	2,336	—
Restructuring charges(6)	2,117	—	17,265	—
Write-off of deferred financing costs(7)	864	—	864	—
Other non-recurring charges(8)	—	—	465	—
Initial Public Offering fees & expenses	—	3,017	—	4,638

Adjusted EBITDA	$21,763	$116,934	$133,414	$296,919

(1)    Represents the cost in the period for stock-based awards issued to our employees.

(2)    Includes fees and expenses paid to American Securities for consulting and management services pursuant to a management consulting agreement. The agreement was terminated upon the Initial Public Offering in October 2014.

(3)    Includes losses related to the sale and disposal of certain assets in property, plant, and equipment.

(4)    Expenses associated with evaluation of potential acquisitions of businesses, some of which were completed.

(5)    Expenses associated with the impairment of a foreign production facility.

(6)    Expenses associated with restructuring activities and plant closures, including pension withdrawal and other liabilities, asset impairments and severance payments.

(7)    Represents the write-off of deferred financing fees in relation to the amendment of our Revolving Credit Facility.

(8)    Expenses associated with an audit of our Employee Stock Bonus Plan.

Reconciliation of adjusted earnings
Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(46,200)	$54,077	$(1,304)	$132,537
After-tax effect of adjustments noted above*	3,566	3,134	12,934	4,814
Year-to-date tax liability due to change in effective tax rate	35,351	—	14,931	—

Adjusted Net income (loss) attributable to Fairmount Santrol Holdings Inc.	$(7,283)	$57,211	$26,561	$137,351

* Excludes non-cash stock compensation expense and uses a marginal tax rate of 40%
Earnings per share
Basic	$(0.29)	$0.34	$(0.01)	$0.84
Diluted	$(0.29)	$0.32	$(0.01)	$0.80
Adjusted earnings per share
Basic	$(0.05)	$0.36	$0.16	$0.87
Diluted	$(0.05)	$0.34	$0.16	$0.83
Weighted average number of shares outstanding
Basic	161,413,045	158,049,782	161,240,545	157,072,622
Diluted	161,413,045	166,911,474	161,240,545	166,035,260

Fairmount Santrol

Segment Reports

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
	(in thousands, except volume amounts)		(in thousands, except volume amounts)
Volume (tons)
Proppant Solutions
Raw sand	1,309,428	1,542,665	4,184,045	4,197,775
Coated proppant	154,902	402,002	652,042	1,099,376

Total Proppant Solutions	1,464,330	1,944,667	4,836,087	5,297,151
Industrial & Recreational Products	569,971	638,270	1,745,474	1,831,725

Total volumes	2,034,301	2,582,937	6,581,561	7,128,876

Revenue
Proppant Solutions	$141,584	$340,667	$602,603	$907,852
Industrial & Recreational Products	29,366	32,812	91,160	94,850

Total revenue	170,950	373,479	693,763	1,002,702
Segment contribution margin
Proppant Solutions	18,939	125,063	138,174	317,991
Industrial & Recreational Products	9,198	10,049	15,380	26,884

Total segment contribution margin	28,137	135,112	153,554	344,875
Adjusted segment contribution margin
Proppant Solutions
Segment contribution margin	18,939	125,063	138,174	317,991
Restructuring charges & other adjustments	3,123	—	5,524	—

Proppant Solutions adjusted segment contribution margin	22,062	125,063	143,698	317,991
Industrial & Recreational Products
Segment contribution margin	9,198	10,049	15,380	26,884
Restructuring charges & other adjustments	1,832	—	13,917	—

Industrial & Recreational Products adjusted segment contribution margin	11,030	10,049	29,297	26,884

Total adjusted segment contribution margin	33,092	135,112	172,995	344,875
Operating expenses excluded from segment contribution margin
Selling, general, and administrative expenses	12,047	20,170	40,501	52,180
Depreciation, depletion, and amortization expense	15,260	15,270	47,759	42,792
Stock compensation expense	2,679	4,361	7,180	8,674
Corporate restructuring charges and other operating expense (income)	(790)	940	10	612
Interest expense, net	15,963	16,567	46,165	51,045
Other non-operating expense	990	2,206	990	2,747

Income (loss) before provision for income taxes	$(18,012)	$75,598	$10,949	$186,825